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                                                                    EXHIBIT 99.1

                                   [AFC LOGO]

PRESS RELEASE

AFC REPORTS THIRD QUARTER 2003 OPERATING PERFORMANCE RESULTS

Company Provides Update on Key Business Drivers for Periods 8, 9, and 10 of 2003

ATLANTA, Nov. 4 -- AFC Enterprises, Inc. (Pink Sheets: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced operating performance results for the third quarter of 2003, which included the Company's fiscal period 8 (7/14-8/10), period 9 (8/11-9/7) and period 10 (9/8-10/5). The Company also provided an update on other key business matters. Results for periods 8 and 9 were previously announced in a press release dated September 19, 2003.

AFC will host a conference call and internet webcast ( www.afce.com ) with the investment community at 9:00 AM eastern time on Wednesday, November 5, 2003, to review the third quarter of 2003 operational results and to provide an update on the overall business.

Overall Performance

Domestic System-wide Comparable Store Sales

AFC reported that blended domestic system-wide comparable store sales at its restaurants, bakeries and cafes were down 1.4 percent for the third quarter of 2003, compared to down 2.8 percent for the third quarter of 2002. The Company continued to see improvements in domestic system-wide comparable store sales, with the third quarter of 2003 representing AFC's strongest quarterly comparable sales performance since the second quarter of 2002.

The Company's continued focus on operational enhancements and expanded promotions helped improve average check for the third quarter of 2003. The average check in the third quarter of 2003 was up 1.7 percent for Popeyes, 4.5 percent for Church's, and 0.4 percent for Cinnabon.

The following were domestic system-wide comparable store sales by brand for the third quarter and by periods in the quarter for 2002 and 2003.

Domestic System-wide Comparable Store Sales

                                     P8        P9       P10        Q3
                                    2002      2002      2002      2002
    Popeyes                        (1.9)%    (2.6)%    (0.7)%    (1.8)%
    Church's                       (3.1)%    (3.4)%    (4.5)%    (3.6)%
    Cinnabon                       (9.9)%    (9.1)%     0.4%     (6.6)%

    Blended Domestic System-wide
     Comparable Store Sales        (3.0)%    (3.4)%    (2.0)%    (2.8)%


    Domestic System-wide Comparable Store Sales

                                      P8        P9       P10        Q3
                                     2003      2003      2003      2003

    Popeyes                         (0.9)%    (1.2)%    (2.3)%    (1.5)%
    Church's                        (1.7)%    (2.3)%    (1.2)%    (1.7)%
    Cinnabon                         1.7%      1.4%     (2.3)%     0.4%

    Blended Domestic System-wide
     Comparable Store Sales         (1.0)%    (1.4)%    (1.9)%    (1.4)%

Specific drivers that helped improve comparable store sales in the third quarter of 2003, in addition to the factors cited in the September 19, 2003, release included:

     - Popeyes revised domestic system promotions and limited time offers with more favorable price-points and product types such as two different shrimp offerings and a new bone-in chicken family offering. Part of this strategy included the brand's concentration on limited time offers with boneless chicken and seafood products that do not require discounting of the core menu.

     - Church's continued to expand the use of mixed bundles and increased trade up opportunities with Honey Butter biscuits and limited time offer dessert items such as lemon fried pies.

     - Cinnabon benefited from improvements in captive venue traffic, and its capture rate of guests improved with such programs as its Caramel flavor promotion that was the brand's most successful marketing campaign in 2003.

Brand building initiatives to be implemented for the fourth quarter of 2003 that compliment those cited in the September 19, 2003 release include the following:

     - Popeyes will return its focus to historically successful limited time offers such as crawfish in November and holiday family bundle offers in December. In addition, Popeyes will introduce an offering of healthy alternative products, including Roasted Turkey over vegetable rice, Roasted Turkey Po'Boy Sandwiches, and the Cajun Turkey program.

     - Popeyes has revised its operational support structure to reposition its talent so that the majority of their time will be spent directly supporting franchisees in the field.

     - Church's will continue to concentrate its menu strategy on flavor and portability, including product tests of Zesty Tenders, Zesty Tender Crunchers, Zesty Thigh Fillets, and Texas Chicken.

     - Church's will continue to test its new menu-board program, showcasing trade-up opportunities and help improving speed of service. The menu-board program is scheduled for a system-wide rollout in the first quarter of 2004.

     - Cinnabon will complete the national product launch of Cinnapoppers(TM), a bite-sized brown sugar and cinnamon pastry that will be available in all Cinnabon bakeries in the fourth quarter.

     - Cinnabon will continue to expand its licensing initiatives, partnering with General Mills to introduce the new Cinnabon Cinnamon Streussel jumbo muffins by Betty Crocker.

AFC reconfirmed its previously projected full-year blended domestic system-wide comparable store sales of down 2.5-3.5 percent. By brand, both Church's and Cinnabon have experienced slightly better than expected domestic system-wide comparable store sales leading the Company to revise the full-year projection for Church's from down 3.5-4.5 percent to down 3.0-4.0 percent and Cinnabon from down 5.5-6.5 percent to down 4.0-5.0 percent. However, Popeyes domestic system-wide comparable store sales have been revised from down 1.5-2.5 percent to down 2.0-3.0 percent primarily due to the less than expected performance of certain third quarter limited time offers.

New System-wide Openings

The AFC system opened 69 restaurants, bakeries and cafes during the third quarter of 2003, compared to 99 total system-wide openings in the third quarter of 2002. The new unit opening decline over prior year



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is primarily a result of a continued cautious approach by franchisees on building new units due to the current economic climate. In addition, the temporary suspension of the Company's domestic franchise sales-related activities has resulted in the loss of opportunities to sell a commitment and have an opening in the same year. Of the 69 openings in the third quarter, 38 were in international markets and the remaining 31 were domestic.

                              Unit Openings

                                 P8     P9    P10     Q3     P8     P9    P10     Q3
                                2002   2002   2002   2002   2003   2003   2003   2003
    Popeyes                      14     12     17     43     18      8     16     42
    Church's                      6      5     11     22      1      4      2      7
    Cinnabon                      2     12     12     26      4      3      4     11
    Seattle's Best Coffee(1)      4      1      3      8      0      4      5      9
    Total Openings               26     30     43     99     23     19     27     69

    (1) SBC units in Hawaii, on military bases and internationally only.

                               Unit Count*

                             P8      P9      P10     P8      P9     P10
                            2002    2002    2002    2003    2003    2003

Popeyes                    1,662   1,665   1,672   1,772   1,770   1,776
Church's                   1,479   1,480   1,481   1,510   1,511   1,510
Cinnabon                     579     590     600     613     615     618
Seattle's Best Coffee(1)      76      77      83     118     119     129

Total Unit Count           3,796   3,812   3,836   4,013   4,015   4,033

     (1) SBC units in Hawaii, on military bases and internationally only.
      *  P10 signifies end of quarter for 2002 and 2003.

On a system-wide basis, AFC had 4,033 units at the end of the third quarter of 2003. The composition of units at the end of the third quarter of 2003 was comprised of 3,127 domestic units and 906 international units in Puerto Rico and 35 foreign countries. The unit count represented 453 Company owned and 3,580 franchised restaurants, bakeries and cafes.

AFC still projects to record 345-370 new unit openings in 2003. This figure is comprised of 175-180 Popeyes restaurants, 55-65 Church's restaurants, 70-75 Cinnabon bakeries and 45-50 Seattle's Best Coffee international cafes. The Company is revising the net new units estimate from 185-210 to 170-195 as the unit closings are now projected to be approximately 175 for the year. Unit closings typically occur due to a loss or expiration of lease rights and closing of under-performing units. Expected closings change throughout the year based upon whether lease rights are renewed or terminated, and ongoing assessments of unit performance.

Commitments and Conversions

The Company remains unable to participate in certain domestic franchise sales-related activities, including the sale of new commitments and the sale of Company-owned units to franchisees (conversions) because it has not yet finalized its 2003 franchise offering circulars or renewed its state franchise registrations, both of which require AFC's 2002 audited financial statements. AFC will


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reengage in domestic franchise sales, including possible select market conversions to franchisees, after finalizing and filing the 2003 franchise offering circulars and renewing its franchise registrations. This process will immediately follow the release of its 2002 audited financial statements and the release of quarterly 2003 financial statements, as may be required.

At the end of the third quarter of 2003, AFC had a total of 2,405 outstanding commitments for future development, which included 197 that were signed in 2003. Due primarily to the domestic franchising constraints, the Company now expects to sign approximately 350-400 total new commitments for future development in 2003. However, the remaining domestic commitments projected to be signed in 2003 will be dependent on the timing of the filing of the required financial statements.

"We continue to see improvements in the business demonstrating that our actions to stimulate performance are having results," said Dick Holbrook, President and COO of AFC Enterprises. "This has been a challenging year for AFC on many fronts and I am extremely proud of our team for rising up to this challenge in order to best position the Company for the future."

Other Key Business Matters

Listing Status

AFC continues to work diligently to complete the restatements and audit of its financial statements for 2002, 2001, and 2000 and to file its 2002 Form 10-K, as well as its quarterly reports on Form 10-Q for the first three quarters of 2003, as soon as possible. Upon completion and filing of such statements, the Company intends to begin the listing application process.

Credit Facility

As previously announced on October 30, 2003, AFC's lenders recently agreed to an amendment of the Company's credit facility to extend the filing timeline of the Company's financial statements. The Company's outstanding debt under its credit facility agreement, net of investments, at the end of the third quarter of 2003 was approximately $126 million versus $218 million at the end of 2002.

Unusual Expenses

AFC is projecting to incur $19-$20 million of unusual expenses in 2003.
This is an increase from the $17-$18 million estimated in AFC's September 19, 2003 press release due to the ongoing costs of the audit process. These unusual expenses are related to the productivity initiative, the extended audit process for fiscal years 2002, 2001 and 2000, shareholder litigation and expenses related to the amendment of the Company's credit facility agreement.

Concluding Remarks

Commenting on AFC's key business matters, Chairman and CEO Frank Belatti summarized, "I look forward to the conclusion of the audit process. Despite this near-term challenge, the Company has made significant progress on confronting obstacles and seizing opportunities. There are numerous accomplishments we are proud of in the third quarter, including the recovery of our brands' operational performance, the immediate recognition of savings from the productivity initiative and recording the lowest debt level in the Company's history. We continue to identify and address areas in the business that will make us better."

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Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,033 restaurants, bakeries and cafes as of October 5, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

AFC Contact Information:

Felise Glantz Kissell, Vice President, Investor Relations & Finance (770) 353-3086 or fkissell@afce.com

    Additional Operational Performance Charts

                    Total Domestic Comparable Store Sales

                                               Year to     Year to
                        3Q Ended   3Q Ended     Date        Date
                         10/6/02    10/5/03    10/6/02     10/5/03
Popeyes
  Company                 (1.0)%     (2.7)%      0.9%       (1.7)%
  Franchised              (1.9)%     (1.4)%      1.4%       (3.1)%
Total Domestic            (1.8)%     (1.5)%      1.4%       (3.0)%

Church's
  Company                 (2.8)%     (1.3)%     (0.5)%     (2.3)%
  Franchised              (4.1)%     (1.9)%     (0.6)%     (4.3)%
Total Domestic            (3.6)%     (1.7)%     (0.6)%     (3.7)%

Cinnabon
  Company                 (4.9)%     (1.9)%     (1.1)%     (8.5)%
  Franchised              (7.2)%      0.9%      (6.7)%     (4.3)%
Total Domestic            (6.6)%      0.4%      (5.0)%     (5.1)%

Total                     (2.8)%     (1.4)%      0.2%      (3.4)%


                              New Unit Openings

                                               Year to     Year to
                        3Q Ended   3Q Ended     Date        Date
                         10/6/02    10/5/03    10/6/02     10/5/03
 Popeyes
   Company                   1          0          1          1
   Franchised               19         25         67         62
 Total Domestic             20         25         68         63
   International            23         17         57         63
 Total Global               43         42        125        126

 Church's
   Company                   1          0          1          0
   Franchised                5          2         32         16
 Total Domestic              6          2         33         16
   International            16          5         29         13
 Total Global               22          7         62         29

 Cinnabon
   Company                   2          0          5          0
   Franchised                9          4         27         11
 Total Domestic             11          4         32         11
   International            15          7         35         23
 Total Global               26         11         67         34

 Seattle Coffee Company(1)
   Company                   0          0          0          0
   Franchised                0          0          0          0
 Total Domestic              0          0          0          0
   International             8          9         29         35
 Total Global                8          9         29         35

 Total                      99         69        283        224

    (1) SBC units in Hawaii, on military bases and internationally only.


                                 New Commitments

                                               Year to     Year to
                        3Q Ended   3Q Ended     Date        Date
                         10/6/02    10/5/03    10/6/02     10/5/03

Popeyes
  Domestic                  10          2        125         37
  International             29          0        110         46
Total Global                39          2        235         83

Church's
  Domestic                   8          0         98          7
  International             22          0         48         72
Total Global                30          0        146         79

Cinnabon
  Domestic                   7          3         65          4
  International              1         10         27         22
Total Global                 8         13         92         26

Seattle Coffee Company(1)
  Domestic                   0          0          0          0
  International              0          5         30          9
Total Global                 0          5         30          9

Total                       77         20        503        197

    (1) SBC units in Hawaii, on military bases and internationally only.


                                   Unit Count

                                                   3Q Ended          3Q Ended
                                                    10/6/02           10/5/03
    Popeyes
      Company                                           96                88
      Franchised                                     1,277             1,344
    Total Domestic                                   1,373             1,432
      International                                    299               344
    Total Global                                     1,672             1,776

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
    Church's
      Company                                          334               283
      Franchised                                       905               958
    Total Domestic                                   1,239             1,241
      International                                    242               269
    Total Global                                     1,481             1,510

    Cinnabon
      Company                                           93                82
      Franchised                                       354               364
    Total Domestic                                     447               446
      International                                    153               172
    Total Global                                       600               618

    Seattle Coffee Company(1)
      Company                                            0                 0
      Franchised                                        12                 8
    Total Domestic                                      12                 8
      International                                     71               121
    Total Global                                        83               129

    Total                                            3,836             4,033

    (1) SBC units in Hawaii, on military bases and internationally only.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits, the restatement of the our financial statements, the delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.